Exhibit 99.1
TriplePoint Venture Growth BDC Corp. Announces
Fourth Quarter and Fiscal Year 2023 Financial Results
Achieved Net Investment Income of $2.07 Per Share for Fiscal Year 2023
15.6% Portfolio Yield on Debt Investments for the Fourth Quarter and 15.4% for Fiscal Year 2023
DECLARES FIRST QUARTER 2024 DISTRIBUTION OF $0.40 PER SHARE
Menlo Park, Calif., March 6, 2024 - TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2023 and the declaration by its Board of Directors of its first quarter 2024 distribution of $0.40 per share.
Fourth Quarter 2023 Highlights
▪Signed $100.1 million of term sheets with venture growth stage companies at TriplePoint Capital LLC (“TPC”) and TPVG closed $4.2 million of new debt commitments to venture growth stage companies;
▪Funded $24.4 million in debt investments to six portfolio companies with a 18.8% weighted average annualized yield at origination;
▪Received $33.7 million of loan principal prepayments;
▪Achieved a 15.6% weighted average annualized portfolio yield on debt investments for the quarter1;
▪Earned net investment income of $17.3 million, or $0.47 per share;
▪Generated total investment income of $33.0 million;
▪Realized an 18.3% return on average equity, based on net investment income during the quarter;
▪Five debt portfolio companies raised an aggregate $156.8 million of capital in private financings during the quarter;
▪TPVG portfolio company Metropolis Technologies, Inc. agreed to buy SP Plus Corporation (Nasdaq: SP) for approximately $1.5 billion and secured $1.7 billion of equity and debt financing;
▪Held debt investments in 49 portfolio companies, warrants in 97 portfolio companies and equity investments in 46 portfolio companies as of December 31, 2023;
▪Debt investment portfolio weighted average investment ranking of 2.14 as of quarter’s end;
▪Raised $15.1 million of net proceeds under the at-the-market equity offering program (“ATM Program”);
▪Net asset value of $346.3 million, or $9.21 per share, as of December 31, 2023;
▪Total liquidity of $306.6 million and total unfunded commitments of $118.1 million;
▪Ended the quarter with a 1.76x gross leverage ratio;
▪Declared a first quarter distribution of $0.40 per share, payable on March 29, 2024; bringing total declared distributions to $15.05 per share since the Company’s initial public offering; and
▪Portfolio company liquidity events subsequent to the fourth quarter include: TPVG portfolio company Cohesity, Inc. announced it intends to combine with Veritas Technologies LLC’s (“Veritas”) data protection business, which will be carved out of Veritas, in a transaction which values the combined company at approximately $7 billion; Monzo Bank Holding Group Limited announced raising a $430 million private round of equity financing at a $5 billion post-money valuation.
Fiscal Year 2023 Highlights
▪Earned net investment income of $73.8 million, or $2.07 per share;
▪Generated total investment income of $137.5 million;
▪Paid distributions of $1.60 per share;
▪Signed $471.0 million of term sheets with venture growth stage companies at TPC and TPVG closed $31.5 million of new debt commitments to venture growth stage companies;
▪Funded $125.3 million in debt investments to 23 portfolio companies with a 15.6%2 weighted average annualized portfolio yield at origination and funded $0.2 million in direct equity investments in private rounds of financing to three portfolio companies;
▪19 debt portfolio companies raised an aggregate $593.7 million of capital in private financings;
▪Achieved a 15.4% weighted average annualized portfolio yield on debt investments1;
1 Please see the last table in this press release, titled "Weighted Average Portfolio Yield on Debt Investments," for more information on the calculation of the weighted average annualized portfolio yield on debt investments.
2 This yield excludes the impact of $2.0 million in short-term loans that were funded and repaid during the three months ended March 31, 2023, which carried a higher interest rate than our normal course investments, and the impact thereof on our weighted average adjusted annualized yield at origination for the period presented.

▪In April 2023, DBRS, Inc. reaffirmed TPVG’s investment grade rating, BBB Long-Term Issuer rating, with a negative trend outlook;
▪Raised $21.1 million of net proceeds under the ATM Program; and
▪Estimated undistributed taxable earnings from net investment income (or “spillover income”) of $41.5 million, or $1.10 per share, as of December 31, 2023.
“Venture capital markets continued to be challenging in the fourth quarter,” said Jim Labe, chairman and chief executive officer of TPVG. “We remain focused on our established priorities that we believe will enable the Company to navigate the current market environment.”
“We will further concentrate on delivering strong investment income, overearning our dividend, and managing our portfolio and credit quality,” said Sajal Srivastava, president and chief investment officer of the Company. “We plan to utilize our strong liquidity to capitalize on emerging opportunities in 2024.”
PORTFOLIO AND INVESTMENT ACTIVITY
During the three months ended December 31, 2023, the Company entered into $4.2 million of new debt commitments with two portfolio companies, funded debt investments totaling $24.4 million to six portfolio companies and acquired warrants valued at $1.1 million in two portfolio companies. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 18.8% at origination. During the quarter, the Company received $33.7 million of principal prepayments, $8.5 million of early repayments and $9.2 million of scheduled principal amortization. The weighted average annualized portfolio yield on debt investments for the fourth quarter was 15.6%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period. The return on average equity for the fourth quarter was 18.3% based on net investment income. The Company calculates return on average equity as the annualized rate of net investment income recognized during the period divided by the Company’s average net asset value during the period.
As of December 31, 2023, the Company held debt investments in 49 portfolio companies, warrants in 97 portfolio companies and equity investments in 46 portfolio companies. The total cost and fair value of these investments were $850.1 million and $802.1 million, respectively.
The following table shows the total portfolio investment activity for the three months and years ended December 31, 2023 and 2022:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Beginning portfolio at fair value	$870,178	$962,430	$949,276	$865,340
New debt investments, net(a)	23,687	92,528	122,654	407,587
Scheduled principal amortization	(9,173)	(3,464)	(47,461)	(22,910)
Principal prepayments and early repayments	(42,238)	(69,431)	(131,638)	(240,727)
Net amortization and accretion of premiums and discounts and end-of-term payments	2,245	3,488	11,773	13,903
Payment-in-kind coupon	3,702	1,727	11,648	6,320
New warrant investments	1,120	1,109	2,622	5,942
New equity investments	392	725	1,712	7,471
Proceeds from dispositions of investments	(1,634)	(7,680)	(4,807)	(12,542)
Net realized gains (losses) on investments	(52,086)	(28,830)	(75,769)	(43,483)
Net change in unrealized gains (losses) on investments	5,952	(3,326)	(37,865)	(37,625)
Ending portfolio at fair value	$802,145	$949,276	$802,145	$949,276
_____________
(a) Debt balance is net of fees and discounts applied to the loan at origination.
SIGNED TERM SHEETS
During the three months ended December 31    , 2023, TPC entered into $100.1 million of non-binding term sheets to venture growth stage companies. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with the allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company.

UNFUNDED COMMITMENTS
As of December 31, 2023, the Company’s unfunded commitments totaled $118.1 million, of which $29.2 million was dependent upon portfolio companies reaching certain milestones. Of the $118.1 million of unfunded commitments, $86.7 million will expire during 2024 and $31.4 million will expire during 2025, if not drawn prior to expiration. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.
RESULTS OF OPERATIONS
Total investment and other income was $33.0 million for the fourth quarter of 2023, representing a weighted average annualized portfolio yield of 15.6% on debt investments, as compared to $34.9 million and 15.3% for the fourth quarter of 2022. The decrease in total investment and other income was primarily due to a lower weighted average principal amount outstanding on our income-bearing debt investment portfolio. For the year ended December 31, 2023, the Company’s total investment and other income was $137.5 million, as compared to $119.4 million for the year ended December 31, 2022, representing a weighted average annualized portfolio yield on debt investments of 15.4% and 14.7%, respectively.
Operating expenses for the fourth quarter of 2023 were $15.7 million as compared to $14.5 million for the fourth quarter of 2022. Operating expenses for the fourth quarter of 2023 consisted of $8.3 million of interest expense and amortization of fees, $4.5 million of base management fees, $0.6 million of administration agreement expenses and $2.3 million of general and administrative expenses. Due to the total return requirement under the income component of our incentive fee structure, our income incentive fees were reduced by $3.5 million during the three months ended December 31, 2023. Operating expenses for the fourth quarter of 2022 consisted of $8.4 million of interest expense and amortization of fees, $4.2 million of base management fees, $0.6 million of administration agreement expenses and $1.3 million of general and administrative expenses. The Company’s total operating expenses were $63.7 million and $55.9 million for the years ended December 31, 2023 and 2022, respectively.

For the fourth quarter of 2023, the Company recorded net investment income of $17.3 million, or $0.47 per share, as compared to $20.5 million, or $0.58 per share, for the fourth quarter of 2022. The decrease in net investment income between periods was driven primarily by lower total investment and other income and an increase in general and administrative expenses. Net investment income for the year ended December 31, 2023 was $73.8 million, or $2.07 per share, compared to $63.6 million, or $1.94 per share, for the year ended December 31, 2022.

During the fourth quarter of 2023, the Company recognized net realized losses on investments of $52.0 million, resulting primarily from the write-off of investments in four portfolio companies, of which $32.5 million was previously included in the Company’s unrealized losses. During the fourth quarter of 2022, the Company recognized net realized losses on investments of $29.0 million.

Net change in unrealized gains on investments for the fourth quarter of 2023 was $6.0 million, consisting of $34.1 million from the reversal of previously recorded unrealized losses from investments realized during the period, reduced by $12.6 million of net unrealized losses on the existing debt investment portfolio and $15.5 million of net unrealized losses on the existing warrant and equity portfolio resulting from fair value adjustments. Net change in unrealized losses on investments for the fourth quarter of 2022 was $3.3 million.

The Company’s net decrease in net assets resulting from operations for the fourth quarter of 2023 was $28.8 million, or $0.79 per share, as compared to a net decrease in net assets resulting from operations of $11.8 million, or $0.33 per share, for the fourth quarter of 2022. For the year ended December 31, 2023, the Company’s net decrease in net assets resulting from operations was $39.8 million, or $1.12 per share, as compared to a net decrease in net assets resulting from operations of $20.1 million, or $0.61 per share, for the year ended December 31, 2022.
CREDIT QUALITY
The Company maintains a credit watch list with portfolio companies placed into one of five credit categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. Generally, all new loans receive an initial grade of White, or 2, unless the portfolio company’s credit quality meets the characteristics of another credit category.
As of December 31, 2023, the weighted average investment ranking of the Company’s debt investment portfolio was 2.14, as compared to 2.10 at the end of the prior quarter. During the quarter ended December 31, 2023, portfolio company credit category changes, excluding fundings and repayments, consisted of the following: one portfolio company with a principal balance of $10.0 million was upgraded from White (2) to Clear (1), three portfolio companies with an aggregate principal balance of $55.5 million were downgraded from White (2) to Yellow (3), one portfolio company with a principal balance of $25.0 million was downgraded from White (2) to Orange (4), and one portfolio company with a principal balance of $6.0 million was downgraded from Yellow (3) to Orange (4).

The following table shows the credit categories for the Company’s debt investments at fair value as of December 31, 2023 and 2022:

	December 31, 2023			December 31, 2022
Credit Category (dollars in thousands)	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies
Clear (1)	$100,309	13.8%	7	$55,921	6.6%	3
White (2)	471,195	64.5	28	699,008	81.9	48
Yellow (3)	117,792	16.1	8	88,912	10.4	5
Orange (4)	40,091	5.5	5	9,110	1.1	1
Red (5)	908	0.1	1	—	—	—
	$730,295	100.0%	49	$852,951	100.0%	57
NET ASSET VALUE
As of December 31, 2023, the Company’s net assets were $346.3 million, or $9.21 per share, as compared to $419.9 million, or $11.88 per share, as of December 31, 2022.
LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2023, the Company had total liquidity of $306.6 million, consisting of cash, cash equivalents and restricted cash of $171.6 million and available capacity under its Revolving Credit Facility of $135.0 million (which excludes an additional $50.0 million available under the Revolving Credit Facility’s accordion feature), subject to existing advance rates, terms and covenants. As of December 31, 2023, the Company held $1.8 million of stock and warrant positions in publicly traded companies. The Company ended the quarter with a 1.76x gross leverage ratio and an asset coverage ratio of 157%.
The Company maintains an ATM Program with UBS Securities LLC, providing for the issuance from time to time of up to an aggregate of $50.0 million in shares of its common stock. As of December 31, 2023, $28.3 million in shares remained available for sale.
DISTRIBUTION
On February 27, 2024, the Company’s board of directors declared a regular quarterly distribution of $0.40 per share for the first quarter, payable on March 29, 2024 to stockholders of record as of March 14, 2024. As of December 31, 2023, the Company had estimated spillover income of $41.5 million, or $1.10 per share.
RECENT DEVELOPMENTS
Since December 31, 2023 and through March 5, 2024:
▪TPC’s direct originations platform entered into $93.6 million of additional non-binding signed term sheets with venture growth stage companies;
▪The Company closed $10.0 million of additional debt commitments; and
▪The Company funded $12.4 million in new investments.
CONFERENCE CALL
The Company will host a conference call at 5:00 p.m. Eastern Time, today, March 6, 2024, to discuss its financial results for the quarter and fiscal year ended December 31, 2023. To listen to the call, investors and analysts should dial (844) 826-3038 (domestic) or +1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through April 6, 2024, by dialing (877) 344-7529 (domestic) or +1 (412) 317-0088 (international) and entering conference ID 2028677. The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, https://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for one year after the call.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.
TriplePoint Venture Growth BDC Corp. is an externally-managed business development company focused on providing customized debt financing with warrants and direct equity investments to venture growth stage companies in technology and other high growth industries backed by a select group of venture capital firms. The Company’s sponsor, TriplePoint Capital, is a Sand Hill Road-based global investment platform which provides customized debt financing, leasing, direct equity investments and other complementary solutions to venture capital-backed companies in technology and other high growth industries at every stage of their development with unparalleled levels of creativity, flexibility and service. For more information about TriplePoint Venture Growth BDC Corp., visit https://www.tpvg.com. For more information about TriplePoint Capital, visit https://www.triplepointcapital.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, investment activity, financial condition or results of operations and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual events, investment activity, performance, condition or results may differ materially from those in the forward-looking statements as a result of a number of factors, including as a result of changes in economic, market or other conditions, and the impact of such changes on the Company’s and its portfolio companies’ results of operations and financial condition, and those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect actual events and the Company’s performance and financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is or will be included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
INVESTOR RELATIONS AND MEDIA CONTACT
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except per share data)

	December 31, 2023	December 31, 2022
Assets
Investments at fair value (amortized cost of $850,142 and $959,407, respectively)	$802,145	$949,276
Cash and cash equivalents	153,328	51,489
Restricted cash	18,254	7,771
Deferred credit facility costs	2,714	4,128
Prepaid expenses and other assets	2,384	1,869
Total assets	$978,825	$1,014,533

Liabilities
Revolving Credit Facility	$215,000	$175,000
2025 Notes, net	69,738	69,543
2026 Notes, net	199,041	198,598
2027 Notes, net	124,117	123,839
Base management fee payable	4,490	4,203
Other accrued expenses and liabilities	20,133	23,410
Total liabilities	$632,519	$594,593

Net assets
Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively)	$—	$—
Common stock, par value $0.01 per share	376	353
Paid-in capital in excess of par value	492,934	470,572
Total distributable earnings (loss)	(147,004)	(50,985)
Total net assets	$346,306	$419,940
Total liabilities and net assets	$978,825	$1,014,533

Shares of common stock outstanding (par value $0.01 per share and 450,000 authorized)	37,620	35,348
Net asset value per share	$9.21	$11.88

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
Investment income
Interest income from investments	$32,424	$34,430	$133,249	$116,573
Other income	548	519	4,241	2,851
Total investment and other income	$32,972	$34,949	$137,490	$119,424

Operating expenses
Base management fee	$4,490	$4,203	17,893	$15,753
Income incentive fee	—	—	—	6,651
Interest expense and amortization of fees	8,309	8,383	36,795	26,761
Administration agreement expenses	574	585	2,293	2,258
General and administrative expenses	2,313	1,283	6,703	4,446
Total operating expenses	$15,686	$14,454	$63,684	$55,869

Net investment income	$17,286	$20,495	$73,806	$63,555

Net realized and unrealized gains/(losses)
Net realized gains (losses) on investments	$(52,032)	$(28,963)	$(75,762)	$(46,000)
Net change in unrealized gains (losses) on investments	5,953	(3,326)	(37,865)	(37,625)
Net realized and unrealized gains/(losses)	$(46,079)	$(32,289)	$(113,627)	$(83,625)

Net increase (decrease) in net assets resulting from operations	$(28,793)	$(11,794)	$(39,821)	$(20,070)

Per share information (basic and diluted)
Net investment income per share	$0.47	$0.58	$2.07	$1.94
Net increase (decrease) in net assets per share	$(0.79)	$(0.33)	$(1.12)	$(0.61)
Weighted average shares of common stock outstanding	36,457	35,283	35,706	32,690

Regular distributions declared per share	$0.40	$0.37	$1.60	$1.45
Special distributions declared per share	—	0.10	—	0.10
Total distributions declared per share	$0.40	$0.47	$1.60	$1.55

Weighted Average Portfolio Yield
on Debt Investments

Ratios (Percentages, on an annualized basis)(1)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Weighted average portfolio yield on debt investments(2)	15.6%	15.3%	15.4%	14.7%
Coupon income	12.0%	11.5%	12.1%	10.8%
Accretion of discount	0.8%	0.9%	0.9%	0.8%
Accretion of end-of-term payments	1.6%	1.8%	1.7%	1.8%
Impact of prepayments during the period	1.2%	1.1%	0.7%	1.3%
_____________
(1)Weighted average portfolio yields on debt investments for periods shown are the annualized rates of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period. The calculation of weighted average portfolio yields on debt investments excludes any non-income producing debt investments, but includes debt investments on non-accrual status. The weighted average yields reported for these periods are annualized and reflect the weighted average yields to maturities.
(2)The weighted average portfolio yields on debt investments reflected above do not represent actual investment returns to the Company’s stockholders.